UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2015

HC2 HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35210	54-1708481
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

505 Huntmar Park Drive #325

Herndon, VA 20170

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (703) 865-0700

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 REGULATION FD DISCLOSURE.

As previously disclosed on May 19, 2015, HC2 Holdings, Inc., a Delaware corporation (the “Company”), issued a press release announcing that it had delivered to the Board of Directors of MCG Capital Corporation (“MCG”) a revised proposal (the “Proposal”) to acquire all of the outstanding shares of common stock of MCG on a fully-diluted basis for $5.25 per share, with the proposed consideration to consist of (a) an amount of HC2 common stock valued at $4.75 (utilizing a floating exchange ratio subject to a customary 15% symmetrical collar that will result in the issuance of between .37 and .50 of a share of HC2 common stock for each share of MCG common stock), and (b) $0.50 in cash, on the terms and conditions set forth in the Proposal.

On May 22, 2015, the Company issued a press release clarifying that the proposed consideration in the Proposal of $5.25 per share of MCG common stock would not be reduced by the termination fee payable by MCG under the Agreement and Plan of Merger between MCG and PennantPark Floating Rate Capital Ltd.

The press release issued on May 22, 2015, is furnished as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

The information in this Item 7.01 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

ITEM 8.01    OTHER EVENTS.

The second paragraph of Item 7.01 of this Current Report on Form 8-K is incorporated herein by reference.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS.

(d)       Exhibits.

Exhibit No.	Description
99.1	HC2 Holdings, Inc. Press Release dated May 22, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HC2 HOLDINGS, INC.

By:	/s/ Andrea Mancuso
Name:	Andrea Mancuso
Title:	General Counsel and Corporate Secretary

Dated: May 22, 2015

EXHIBIT INDEX

Exhibit No.	Description

99.1	HC2 Holdings, Inc. Press Release dated May 22, 2015